Fund name: Putnam Tax-Free High Yield Fund 7/31/11

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 	Class A    47,999
		Class B       758
		Class C     1,894

72DD2	Class M       472
          Class Y     2,551


73A1		Class A   0.634568
		Class B   0.564179
		Class C   0.546959

73A2		Class M   0.604036
		Class Y	0.662283

74U1		Class A   74,608
		Class B    1,035
		Class C    3,522

74U2		Class M      739
		Class Y	 5,027

74V1		Class A    11.56
		Class B    11.58
		Class C    11.58

74V2		Class M    11.57
		Class Y	 11.59

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.